Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Apollo Investment Corporation

We have audited the financial statements of Apollo Investment Corporation (“the Company”) as of March 31, 2018 and 2017 and for each of the three years in the period ended March 31, 2018, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018, referred to in our report dated May 18, 2018 appearing in the accompanying registration statement on Form N-2. We have also previously audited the financial statements of the Company as of and for the years ended March 31, 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 (not presented herein) appearing under Item 8 of the Company’s 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 Annual Reports on Form 10-K and we expressed an unqualified opinion on those financial statements. In our opinion, the senior securities table of Apollo Investment Corporation for each of the years ended March 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 appearing on pages 120-123 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/PricewaterhouseCoopers LLP
New York, New York
October 10, 2018